DREYFUS MUNICIPAL FUNDS, INC. - Dreyfus High Yield Municipal Bond Fund - Dreyfus AMT-Free Municipal Bond Fund

Registration No. 811-6377 Sub-Item 77Q1

On July 25, 2008, the Fund’s Board authorized the name change of Dreyfus Premier High Yield Municipal Bond Fund and Dreyfus Premier AMT-Free Municipal Bond Fund (two series of the Registrant) to Dreyfus High Yield Municipal Bond Fund and Dreyfus AMT-Free Municipal Bond Fund, respectively, a description of which appears in the Registrant’s Articles of Amendment, attached herewith